Exhibit 10.43

NEITHER THESE SECURITIES REPRESENTED BY THIS NOTE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR (B) IF REASONABLY REQUESTED BY THE COMPANY, AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

VYYO INC.

SENIOR SECURED CONVERTIBLE NOTE

Issuance Date: June 13, 2008	Principal: U.S. $3,000,000

FOR VALUE RECEIVED, Vyyo Inc., a Delaware corporation, (the “Company”), hereby promises to pay to Syntek Capital AG or registered assigns (“Holder”) the amount set out above as the Principal (as the same may be reduced or increased from time to time pursuant to the terms hereof, the “Principal”) on the Maturity Date unless earlier redeemed, prepaid or converted (in each case in accordance with the terms hereof), and to pay interest on any outstanding Principal at the rate and at such times as are set forth in Section 2 hereof, from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable unless earlier redeemed or converted.  This Senior Secured Convertible Note, together with the GS Note, are duly authorized notes of the Company (this note being referred to as the “Note” and, together with the GS Note, the “Notes”), issued in the aggregate original principal amount of $41,000,000.00 pursuant to the Securities Purchase Agreement, dated as of the date hereof, by and among the Company and the Investors identified therein (the “Securities Purchase Agreement”), and is entitled to the benefits thereof and to the exercise of the remedies provided thereby or otherwise available in respect thereof.  Certain capitalized terms used herein are defined in Section 31 hereof.  Capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Securities Purchase Agreement.

1.       MATURITY.  On the Maturity Date, the Company shall pay to the Holder an amount in cash equal to the then outstanding Principal and the accrued and unpaid Interest thereon.  The Company shall make such payment on the Maturity Date by wire transfer of immediately available funds to an account designated in writing by the Holder.  Except as set forth in Section 8, this Note may be redeemed or prepaid, in whole or in part, without premium or penalty, at any time upon two (2) Business Days’ prior written notice to Holder.  Any prepayments of this Note will be applied first to any accrued but unpaid Cash Interest and then to unpaid Principal.  Notwithstanding anything contained herein to the contrary, the first $4,500,000 of funds applied by the Company to the prepayment of unpaid Principal and accrued but unpaid Interest under the Notes will be applied pro rata to this Note and the GS Note in the ratio of ½:1.  For the avoidance of doubt and for illustrative purposes only, a prepayment of unpaid Principal and accrued but unpaid Interest under the Notes in the aggregate amount of $1,500,000 pursuant to the immediately preceding sentence would be applied $500,000 to this Note and $1,000,000 to the GS Note.

2.       INTEREST; INTEREST RATE.  Interest on this Note (“Interest”) shall accrue at the rate of 20% per annum (“Interest Rate”), of which (i) an amount equal to 5% per annum (“Cash Interest”) shall be payable in cash on each Interest Date (as defined below) by wire transfer of immediately available funds, and (ii) an amount equal to 15% per annum shall be added to the outstanding Principal amount on each Interest Date (as defined below).  Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 360-day year comprised of twelve 30-day months and shall be payable in arrears for each Calendar Quarter on the first day of the succeeding Calendar Quarter during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an “Interest Date”), with the first Interest Date being July 1, 2008.  Upon the occurrence and during the continuance of any default in the payment of the Interest or Principal when due, the Interest Rate shall be increased by two percent (2.0%) per annum (the “Default Rate”); provided, that such 2% increase shall be payable solely in cash.  In the event that such Interest or Principal payment default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure.  Interest on overdue Interest (other than Interest previously added to the Principal) shall accrue at the same rate compounded quarterly.

3.       GUARANTY AND SECURITY AGREEMENT.  This Note is a senior secured obligation of the Company.  The Company’s obligations under this Note are (i) guarantied by certain of its Subsidiaries, and (ii) secured by a security interest in substantially all of the assets of the Company and such Subsidiaries, in each case pursuant to the terms and provisions of that certain Guaranty and Security Agreement, dated as of the date hereof, by and among the Company, the Holder, and the other parties identified therein (the “Security Agreement”).  This Note is subject to the terms and provisions of the Security Agreement, and the Holder, by its acceptance of this Note, hereby acknowledges and agrees to such terms and provisions.

4.       CONVERSION OF NOTES UPON EQUITY INVESTMENT.

(a)       Optional Conversion Upon Qualified Equity Investment.  If, on or prior to the Maturity Date, there occurs a closing of the sale and issuance of equity securities of the Company (including rights, options or warrants to acquire equity securities and any evidence of indebtedness or securities directly or indirectly convertible into or exchangeable for equity securities, the “Equity Securities”) to investors not affiliated with the Company that yields aggregate proceeds (cash or non-cash and net of fees and expenses) to the Company valued at not less than $51,000,000, including amounts in the form of forgiveness or cancellation of indebtedness represented by conversion of the Notes (the “Qualified Equity Investment”), then, at the Holder’s option upon written notice to the Company, the principal amount of this Note, and any Interest accrued hereon or thereon, shall convert into shares of such Equity Securities at a price per share equal to the price per share paid for such Equity Securities by investors not affiliated with the Company.

(b)       Optional Conversion Upon Non-Qualified Equity Investment.  If, on or prior to the Maturity Date, a Qualified Equity Investment does not occur, but there occurs a closing of the sale and issuance of Equity Securities of the Company to investors not affiliated with the Company in an alternative financing (a “Non-Qualified Equity Investment”), then, at the Holder’s option upon written notice to the Company, the principal amount of this Note, and any Interest accrued hereon or thereon, shall convert into shares of the Equity Securities sold in such Non-Qualified Equity Investment at a price per share equal to ninety percent (90%) of the price per share paid for such Equity Securities by investors not affiliated with the Company.

(c)       Exercise of Conversion Right.  The Company shall give the Holder notice of any Qualified Equity Investment or Non-Qualified Equity Investment promptly upon the occurrence of such event (the “Company Notice”).  In order to exercise the conversion right in this Section 4, the Holder shall, within thirty (30) days of receipt of the Company Notice, surrender this Note to the office of the Company and shall deliver to the Company a notice (a “Conversion Notice”) at least two (2) Business Days prior to the intended exercise thereof specifying the unpaid principal amount of the Note to be converted to Equity Securities.  Upon receiving any Conversion Notice, the Company shall within five (5) days (or at such later time as to which the Company and the Holder may agree) deliver to the address of the Holder as set forth in the Securities Purchase Agreement, (i) at the Company’s expense (including any stamp taxes or similar governmental charges), the appropriate number of duly or validly issued and fully paid and nonassessable shares of Equity Securities, as applicable, and one or more stock certificates therefor (in such number and registered in such names as the Holder may direct) and, (ii) to the extent the Note is converted in part only, a new Note (with the same terms as the original Note) in principal amount equal to the unconverted portion of such Note.  Any accrued or unpaid interest on the unpaid principal amount of the Note being converted, up to and including the date of conversion, shall be added to the remaining outstanding principal amount of the Note (and such amount shall bear interest and be converted into shares of Equity Securities at the time the last remaining principal amount of the Note is being converted).  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Note, and the Holder shall be treated for all purposes as the record holder of such shares of Equity Securities as of such date.

5.       AUTOMATIC CONVERSION UPON CONVERSION OF GS NOTE.  Notwithstanding anything herein to the contrary, upon the conversion from time to time of all or any portion of the GS Note in connection with (i) a Qualified Equity Investment or (ii) a Non-Qualified Equity Investment, a pro rata portion of this Note in the ratio of 35:1.5 shall automatically convert upon such Qualified Equity Investment or Non-Qualified Equity Investment, as applicable, in accordance with the terms of Section 4 hereof (the “Automatic Syntek Conversion”).  Notwithstanding anything herein to the contrary, the aggregate Principal amount of this Note subject to the Automatic Syntek Conversion shall not exceed $1,500,000.  For the avoidance of doubt and for illustrative purposes only, a conversion of $1,000,000 of Principal and accrued but unpaid Interest in respect of the GS Note would result in automatic conversion of $42,857.14 of Principal and accrued but unpaid Interest in respect of this Note.

6.       CONVERSION OF NOTES INTO COMMON SHARES.  Subject to Sections 10 and 18, this Note shall be convertible into shares of common stock of the Company, $0.0001 par value (the “Common Shares”), on the terms and conditions set forth in this Section 6.

(a)       Conversion Right.  At any time or times on or after the Issuance Date and prior to repayment or conversion pursuant to Section 4, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable Common Shares in accordance with Section 6(c), at the Conversion Rate (as defined below); provided that, following a Fundamental Transaction, this Note shall be entitled to convert only into such consideration as the Common Shares outstanding prior thereto became entitled to receive, as appropriately adjusted to give effect to the Conversion Rate in this Note.  The Company shall not issue any fraction of a Common Share upon any conversion.  If the issuance would result in the issuance of a fraction of a Common Share, the Company shall round such fraction of a Common Share to the nearest whole share.

(b)       Conversion Rate.  The number of Common Shares issuable upon conversion of any Conversion Amount pursuant to Section 6(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (such number of shares, the “Conversion Rate”).

(i)        “Conversion Amount” means the portion of the Principal to be converted or redeemed with respect to which this determination is being made.

(ii)       “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination a price equal to $5.00, subject to adjustment as provided herein.

(c)       Mechanics of Conversion.  To convert any Conversion Amount into Common Shares on any date (a “Conversion Date”), the Holder shall: (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion (the “Common Conversion Notice”) to the Company and (B) if required by Section 6(d), surrender this Note to the Company (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction).  On or before the first (1st) Business Day following the date of receipt of a Common Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Common Conversion Notice to the Holder and the Transfer Agent.  On or before the third (3rd) Business Day following the date of receipt of a Common Conversion Notice (the “Share Delivery Date”), the Company shall: (1) (x) provided that the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of Common Shares or other consideration to which the Holder shall be entitled to the Holder’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Common Conversion Notice, a certificate, registered in the name of the Holder, for the number of Common Shares or other consideration to which the Holder shall be entitled and (2) pay to the Holder in cash an amount equal to the accrued and unpaid Cash Interest on the Conversion Amount up to and including the Conversion Date.  The Person or Persons entitled to receive the Common Shares issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such Common Shares on the Conversion Date.

(d)       Book-Entry.  Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice

(which notice may be included in a Common Conversion Notice) requesting reissuance of this Note upon physical surrender.  The Holder and the Company shall maintain records showing the Principal converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

7.       RIGHTS UPON EVENT OF DEFAULT.

(a)       Event of Default.  Each of the following events shall constitute an “Event of Default”:

(i)                  The Company’s failure to convert a Note in accordance with Section 4 within the time period specified in Section 4(c);

(ii)                 The Company’s failure to convert a Note in accordance with Section 6 within five (5) Business Days after the applicable Conversion Date;

(iii)                The Company shall fail to pay the Interest Payment pursuant to Section 4.6 of the Securities Purchase Agreement;

(iv)                The Company shall fail to pay any Principal owing under this Note when due;

(v)                 The Company shall fail to pay any Interest owing under this Note when due, and such failure shall continue for thirty (30) days;

(vi)                The Company or any Significant Subsidiary shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note (other than those specified in clauses (iv) or (v) above) or the Security Agreement, and, to the extent such failure is capable of being cured, such failure shall continue for sixty (60) days;

(vii)               The Company or any Significant Subsidiary shall (A) fail to make any payment when due under the terms of any bond, debenture, note or other evidence of indebtedness to be paid by the Company or such Significant Subsidiary (excluding this Note, which default is addressed by clauses (iv) and (v) above, but including any other evidence of indebtedness of the Company or such Significant Subsidiary) and such failure shall continue beyond any period of grace provided with respect thereto, or (B) default in the observance or performance of any other agreement, term or condition contained in any such bond, debenture, note or other evidence of indebtedness; and the effect of such failure or default in clause (A) or (B) is to cause, or permit the holder thereof to cause, indebtedness in an aggregate amount of One Million Dollars ($1,000,000) or more to become due prior to its stated date of maturity and such failure shall continue for thirty (30) days;

(viii)              An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of the Company or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for thirty (30) days or an order or decree approving or ordering any of the foregoing shall be entered;

(ix)                 The Company or any Significant Subsidiary shall (A) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (viii) of this Section, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Significant Subsidiary or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing;

(x)                  One or more judgments for the payment of money in an amount in excess of Five Million Dollars ($5,000,000) in the aggregate, outstanding at any one time, shall be rendered against the Company or any Significant Subsidiary and the same shall remain undischarged for a period of sixty (60) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of the Company or any Significant Subsidiary and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within sixty (60) days after issue or levy;

(xi)                 This Note or the Security Agreement shall cease, for any reason, to be in full force and effect, or the Company or any Significant Subsidiary shall so assert in writing or shall disavow any of its obligations thereunder;

(xii)                Any Lien purported to be created under the Security Agreement shall cease to be, or shall be asserted by the Company or any Significant Subsidiary not to be, a valid and perfected Lien on any Collateral, with the priority required by the Security Agreement; or

(xiii)               The Company shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note or the Security Agreement and, to the extent such failure is capable of being cured, such failure shall continue for sixty (60) days.

(b)       Event of Default Redemption Right.  Promptly after the occurrence of an Event of Default with respect to this Note, the Company shall deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder.  The Holder, by written notice to the Company, may declare all outstanding amounts payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding (“Redemption Price”).  Upon the occurrence or existence of any Event of Default described in Sections (viii), (ix) or (x) hereof, immediately and without notice, all outstanding amounts payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding.  In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may exercise, upon the approval of Holders holding more than a majority of the aggregate principal balance of the Notes, any other right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both.

8.       REDEMPTION RIGHT UPON FUNDAMENTAL TRANSACTION.  No sooner than twenty (20) days nor later than ten (10) days prior to the consummation of a Fundamental Transaction, but not prior to the public announcement of such Fundamental Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Fundamental Transaction Notice”).  At any time during the period (the “Fundamental Transaction Period”) beginning after the Holder’s receipt of a Fundamental Transaction Notice and ending on the date that is one (1) Business Day before the Fundamental Transaction Effective Date, the Holder, at its option, may require the Company to redeem all or any portion of this Note by delivering written notice thereof (“Fundamental Transaction Redemption Notice”) to the Company, which Fundamental Transaction Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem.  The portion of this Note subject to redemption pursuant to this Section 8 shall be redeemed by the Company in cash at a price equal to 101% of the Principal plus any accrued but unpaid Interest thereon up to, but not including, the Fundamental Transaction Effective Date (the “Fundamental Transaction Redemption Price”) on the Fundamental Transaction Effective Date.  Redemptions required by this Section 8 shall have priority to payments to stockholders in connection with a Fundamental Transaction.  To the extent redemptions required by this Section 8 are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.  Notwithstanding anything to the contrary in this Section 8, until the Fundamental Transaction Redemption Price (together with interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 8 may be converted, in whole or in part pursuant to Section 6.  The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 8, the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.  Accordingly, any redemption premium due under this Section 8 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

9.       AUTOMATIC REDEMPTION UPON REDEMPTION OF GS NOTE.  Notwithstanding anything herein to the contrary, upon the redemption of all or any portion of the GS Note in connection with a Fundamental Transaction, a pro rata portion of this Note, in the ratio of 1:½, shall automatically be redeemed by the Company in accordance with the terms of Section 8 hereof (the “Automatic Syntek Redemption”).  Notwithstanding anything herein to the contrary, the aggregate Principal amount of this Note subject to the Automatic Syntek Redemption shall not exceed $1,500,000.  For the avoidance of doubt and for illustrative purposes only, a redemption of $1,000,000 of Principal and accrued but unpaid Interest in respect of the GS Note would result in automatic redemption of $500,000 of Principal and accrued but unpaid Interest in respect of this Note.

10.     RIGHTS UPON CERTAIN OTHER CORPORATE EVENTS.  Subject to Section 8 and 9 herein, prior to the consummation of any Fundamental Transaction pursuant to which holders of Common Shares are entitled to receive securities or other assets with respect to or in exchange for Common Shares (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Note, such securities or other assets received by the holders of Common Shares in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to Common Shares) at a conversion rate for such consideration commensurate with the Conversion Rate.  The provisions of this Section shall apply similarly and equally to successive Corporate Events unless or until the Note is redeemed or repaid.

11.     ADJUSTMENT OF CONVERSION PRICE UPON SUBDIVISION OR COMBINATION OF COMMON SHARES.  If the Company at any time on or after the Issuance Date subdivides (by any share split, share dividend, recapitalization or otherwise) one or more classes of its outstanding Common Shares into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time on or after the Issuance Date combines (by combination, reverse share split or otherwise) one or more classes of its outstanding Common Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

12.     COVENANTS.

(a)       Affirmative Covenants.  Until all Principal and Interest and any other amounts due and payable under this Note have been paid in full in cash, the Company shall, and shall cause each Significant Subsidiary to:

(i)          provide prompt written notice to the Holder of (x) the occurrence of any Event of Default, or any event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, hereunder; and (y) any loss or damage to any Collateral (as defined in the Security Agreement) in excess of $500,000;

(ii)         do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence; and

(iii)        (A) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, (B) permit any representatives designated by the Holder, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, and (C) provide to the Holder the same information rights as it provides to its stockholders.

(b)       Negative Covenants.  Until all Principal and Interest and any other amounts due and payable under this Note have been paid in full in cash, the Company shall not, and shall not permit any Subsidiary to:

(i)  create, incur, assume or permit to exist any indebtedness or guarantee, directly or indirectly, except:

(A)          indebtedness with respect to equipment leases or trade accounts of the Company or any Subsidiary arising in the ordinary course of business;

(B)           indebtedness incurred in the ordinary course arising out of any lease agreement for the premises of the Company or any Significant Subsidiary;

(C)           indebtedness incurred in the ordinary course of the Company or any Significant Subsidiary for employee-related obligations or commitments, including, but not limited to, obligations for the payment of salaries, accrued vacation days, severance, prior notice periods, managers’ insurance, pension funds and other approved employee benefits;

(D)          indebtedness for Taxes (including municipality rates), assessments, levies to statutory bodies and government agencies, or similar charges, in all cases provided that such obligations were incurred in the ordinary course of business that are not yet due and payable;

(E)           indebtedness under the Notes;

(F)           indebtedness that is by its terms subordinate to the indebtedness under the Notes up to $5,000,000;

(G)           up to $15,000,000 of indebtedness assumed by the Company in the acquisition of all or substantially all of the assets or capital stock of another Person; provided that, (a) such indebtedness existed at the time of such acquisition and was not created in anticipation thereof, (b) the aggregate amount of such indebtedness assumed in connection with such acquisition shall not exceed 25% of the aggregate amount of consideration paid by the Company for such acquisition and (c) any Liens securing such indebtedness do not at any time cover or encumber any assets or property other than the assets or property of the Person acquired which is financed by such indebtedness

(H)          up to $2,500,000 of additional indebtedness in the aggregate outstanding at any time; and

(I)            inter-company indebtedness for valid business purposes and consistent with the Company’s past practices.

(ii)                 create, incur, assume or suffer to exist any mortgage, pledge, security interest, assignment, lien (statutory or other), claim, encumbrance, license or sublicense or security interest (collectively, a “Lien”) in or upon any of its assets, except:

(A)          Liens for Taxes, assessments or similar charges incurred in the ordinary course of business that are not yet due and payable,

(B)           Licenses and sublicenses of the Company’s Intellectual Property Rights in the ordinary course of business;

(C)           Liens created in connection with Section 12(b)(i)(B), (G), (H) and (J) above; and

(D)          Liens created pursuant to the Security Agreement.

(iii)                enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service with any Affiliate, except pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary, than would obtain in a comparable arm’s length transaction with a Person not an Affiliate as reasonably determined by the Audit Committee of the Company’s Board of Directors;

(iv)                declare any cash dividends on any shares of any class of its capital stock or membership interests, or apply any of its property or assets to the purchase, redemption or other retirement of, or set apart any sum for the payment of any cash dividends on, or for the purchase, redemption or other retirement of, or make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of its capital stock or membership interests, provided, however, that (i) any Subsidiary wholly owned by the Company may pay dividends directly to the Company and (ii) this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any Subsidiary pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment;

(v)                 sell, transfer, lease or otherwise dispose (including pursuant to a merger) of any asset with either a book or a market value greater than $1,000,000, except (a) sales, transfers, leases and other dispositions of inventory, used, obsolete or surplus equipment or other property and investments in each case in the ordinary course of business, (b) such sales, transfers or dispositions for cash or marketable securities which are reasonably approved by the Audit Committee of the Company’s Board of Directors or (c) assets that are substantially used in the Company’s wireless business;

(vi)                create or acquire any new Significant Subsidiary;

(vii)               make any capital expenditures (other than with respect to normal maintenance and replacement programs in the ordinary course of business) exceeding $1,000,000 in any fiscal year for the Company and its Significant Subsidiaries in the aggregate; or

(viii)              permit the Subsidiaries that are not party to the Security Agreement to have assets in an aggregate amount greater than $500,000.

13.     RESERVATION OF AUTHORIZED SHARES.

(a)       Reservation.  The Company shall have sufficient authorized and unissued Common Shares for each of the Notes equal to the number of Common Shares necessary to effect the conversion at the Conversion Rate with respect to the Conversion Amount of each such Note as of the Issuance Date.  So long as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Shares, solely for the purpose of effecting the conversion of the Notes, the number of Common Shares as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding; provided that at no time shall the number of Common Shares so available be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the “Required Amount”).

14.     REDEMPTION MECHANICS.  In the event that the Company does not pay the applicable Redemption Price to the Holder within five (5) Business Days, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price has not been paid.  Upon the Company’s receipt of such notice, (x) the Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 19(d)) to the Holder representing such Conversion Amount.

15.     RIGHTS UPON DISTRIBUTION OF ASSETS.  If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Note, then, in each such case any Conversion Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of Common Shares entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Conversion Price by a fraction of which (i) the numerator shall be the Closing Bid Price of the Common Shares on the Business Day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Company’s Board of Directors) applicable to one Common Share, and (ii) the denominator shall be the Closing Bid Price of the Common Shares on the Business Day immediately preceding such record date.

16.     VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES.  The Notes may be amended and any provision thereof may be waived by the Company with the affirmative vote or consent of each of (i) the Company, (ii) the Holder, and (iii) the holder of the GS Note; provided, however, that following repayment of $1,500,000 of the Principal amount of this Note (plus all accrued and unpaid Interest thereon), such amendment of or waiver under the Notes shall no longer require the written consent of the Holder; provided, further, however, that no such amendment or waiver may materially and adversely affect the economic interest of the Holder in the Company without the written consent of the Holder.  Any change or amendment approved in accordance with this Section 16 shall be binding upon all existing and future holders of this Note or the Notes, as applicable.

17.     TRANSFER.  This Note and any Common Shares or other Equity Securities issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company in aggregate principal amounts of at least $500,000, subject only to the provisions of Section 4.1 of the Securities Purchase Agreement and compliance with applicable law.

18.     RESTRICTIONS ON CONVERSION INTO COMMON STOCK.  The Company shall not effect any conversion of this Note, and the Holder of this Note shall not have the right to convert any portion of this Note pursuant to Section 6(a), to the extent that after giving effect to such conversion, and taking into account all other shares of Common Stock beneficially owned by the Holder and its Affiliates, the Holder (together with the Holder’s Affiliates) would beneficially own in excess of 14.80% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its Affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates, in each case if such conversion or exercise of such instrument is not permitted in order to keep the Holder’s beneficial ownership of Common Stock at or below the Maximum Percentage.  Except as set forth in the preceding sentence, for purposes of this Section 18, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.  For purposes of this Section 18, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-K, Form 10-Q or Form 8-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  For any reason and at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage specified in such notice so long as such specified Maximum Percentage shall not exceed 14.80%; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of Notes.

19.     REISSUANCE OF THIS NOTE.

(a)       Transfer.  If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 19(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 19(d)) to the Holder representing the outstanding Principal not being transferred.  The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 6(d) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)       Lost, Stolen or Mutilated Note.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal.

(c)       Note Exchangeable for Different Denominations.  This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 19(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)       Issuance of New Notes.  Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 19(a) or Section 19(c), the Principal designated, by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest on the Principal of this Note, from the Issuance Date.

20.     REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief).  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction.

21.     PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If following an Event of Default (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the reasonable costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

22.     CONSTRUCTION; HEADINGS.  This Note shall be deemed to be jointly drafted by the Company and all the Holders and shall not be construed against any person as the drafter hereof.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

23.     FAILURE OR INDULGENCE NOT WAIVER.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

24.     NOTICES.  Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be delivered in accordance with Section 6.4 of the Securities Purchase Agreement.  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.  Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Shares or (B) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

25.     CANCELLATION.  After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

26.     WAIVER OF NOTICE.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

27.     GOVERNING LAW.  This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the State of New York and waive trial by jury.  Both parties agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other  party its reasonable attorney’s fees and costs.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.  Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder.

28.     INDEMNIFICATION.

(a)       Subject to the limitations herein, the Company shall indemnify the Holder, and each Affiliate of the Holder (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, (excluding the legal fees of counsel for any Indemnitee), incurred by or asserted against any Indemnitee by a third party arising out of, in connection with, or as a result of: (i) the execution or delivery of this Note, the performance by the Company and its Subsidiaries hereto of their respective obligations hereunder or the consummation of or the use of the proceeds therefrom, or (ii) the material breach by the Company or any Subsidiary of (a) any representation, warranty, covenant or agreement contained herein or (b) any representation or warranty in Section 3.1 of the Securities Purchase Agreement, as they relate to this Note; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(b)       To the extent permitted by applicable law, the Company and the Holder hereof shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of, the Note, the Securities Purchase Agreement and the Registration Rights Agreement or any agreement or instrument contemplated hereby or thereby, or the use of the proceeds thereof.

29.     MAXIMUM PAYMENTS.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

30.     NONCIRCUMVENTION.  The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

31.     CERTAIN DEFINITIONS.  For purposes of this Note, the following terms shall have the following meanings:

(a)       “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(b)       Calendar Quarter” means each of: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(c)       “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued Notes pursuant to the terms of the Securities Purchase Agreement.

(d)       “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) be subject to an offer from another Person or group of related Persons (as defined in Sections 13(d) and 14(d) of the Exchange Act) other than the Holder to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding Voting Shares (not including any Voting Shares held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of related Persons (as defined in Sections 13(d) and 14(d) of the Exchange Act) whereby such other Person or group acquires more than 50% of the outstanding Voting Shares (not including any Voting Shares held by the other Person other Persons making or party to, or associated or affiliated with the other Persons making or party to, such share purchase agreement or other business combination), or (v) enter into any “going private transaction” that meets the criteria of any transaction described under Section 13(e) of the Exchange Act and the rules promulgated thereunder, provided however, a Fundamental Transaction shall not include (i) any reorganization, recapitalization or reclassification of the Common Shares in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(e)       “GAAP” means United States generally accepted accounting principles, consistently applied.

(f)        “GS” means Goldman Sachs Investment Partners Master Fund, L.P.

(g)       “GS Note” means that certain Senior Secured Convertible Note of even date herewith in the original principal amount of $38,000,000 issued by the Company to GS pursuant to the Securities Purchase Agreement.

(h)       “Maturity Date” means the earlier of (i) 11:59 p.m., New York Time, on December 13, 2008 and (ii) the date on which the Company completes a Qualified Equity Investment.

(i)        “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(j)        “Redemption Notices” means, collectively, the Event of Default Redemption Notices, and the Fundamental Transaction Redemption Notices, each of the foregoing, individually, a Redemption Notice.

(k)       “Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement, dated as of the date hereof, by and among the Company and the holders of the Notes party thereto, relating to, among other things, the registration of the resale of the Common Shares issuable upon conversion of the Notes.

(l)        “Required Holders” means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

(m)      “Syntek” means Syntek Capital AG.

(n)       “Syntek Note” means that certain Senior Secured Convertible Note of even date herewith in the original principal amount of $3,000,000 issued by the Company to Syntek pursuant to the Securities Purchaser Agreement.

(o)       “SEC” means the United States Securities and Exchange Commission.

(p)       “Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

(q)       “Voting Shares” of a Person means capital shares of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital shares of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

VYYO INC.

By:	/s/ Wayne H. Davis
Name: Wayne H. Davis
Title: Chief Executive Officer